Exhibit 10.1

May 9, 2022

To:	NetScout Systems, Inc.
310 Littleton Road
Westford, MA 01886
	Attention:	Paul M. Canavan, CFA
Sr. Director, Corporate Finance
	Telephone:	(978) 614-4192
	Email:	Paul.Canavan@netscout.com

From:	Mizuho Markets Americas LLC
c/o Mizuho Securities USA LLC, as agent
1271 Avenue of the Americas
New York, NY 10020

Re:	Issuer Forward Repurchase Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Mizuho Markets Americas LLC (“MMA”) (with Mizuho Securities USA LLC (“MSUSA”) acting as agent) (“Dealer”) and NetScout Systems, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below. MMA is acting as principal in its capacity as Dealer hereunder and MSUSA, its affiliate, is acting as agent for MMA, in its capacity as Dealer hereunder, and Counterparty hereunder. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Exchange Act (as defined below). MMA is not a member of the Securities Investor Protection Corporation.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with (i) the election of an executed guarantee of Mizuho Bank Ltd. (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document; (ii) the election of Guarantor as Credit Support Provider in relation to Dealer; (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer as if (x) the “Threshold Amount” with respect to Dealer were equal to 3% of Guarantor’s shareholders’ equity as of the Trade Date (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to Dealer to enable it to make the relevant payment when due, and (c) such payment is made within three Local Business Days after notice of such failure is given by Counterparty.”) and (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business; and (iv) the other elections set forth in this Confirmation. For the avoidance of doubt, the Transaction shall be the only Transaction under the Agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transaction shall not be a “Specified Transaction” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As provided in Annex B to this Confirmation.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Exchange Symbol: “NTCT”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	As provided in Annex B to this Confirmation.

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations, adjustments and determinations that are made in its sole discretion or otherwise. In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall, within a commercially reasonable period of time, and in any event within five Local Business Days, notify Counterparty of such determination, adjustment or calculation and provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information). If Counterparty promptly disputes such determination, adjustment or calculation in writing, the Calculation Agent or Dealer shall work in good faith with Counterparty to resolve the dispute. Notwithstanding the foregoing, following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

The Calculation Agent, Determining Party or Hedging Party, as applicable, shall use commercially reasonable efforts to make any adjustment required or, to the extent it makes any such adjustment, permitted to be made to the terms of the Transaction as promptly as reasonably practicable following the occurrence of the event giving rise to any such adjustment, and the Calculation Agent, Determining Party or Hedging Party, as applicable, shall use commercially reasonable efforts to notify Counterparty of the event giving rise to such adjustment, the terms being adjusted and, for each term so adjusted, such term as so adjusted, in each case, as promptly as reasonably practicable after giving effect to such adjustment.

Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent, Determining Party or Hedging Party, as applicable, shall not adjust the date of any Relevant Day to occur on a date which is not also Relevant Day.

Valuation Terms:

Relevant Day:	As provided in Annex B to this Confirmation; provided that, each Relevant Day for Dealer shall be every second Scheduled Trading Day after the last Scheduled Trading Day so listed, in each case, that occurs prior to the completion of all payments and deliveries under the Transaction.

Averaging Dates:	Each of the consecutive Relevant Days commencing on, and including, the Relevant Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that, anything herein notwithstanding, Dealer shall have the right, in its sole and absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any Relevant Day that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 6:00 P.M., New York City time, on the next Relevant Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), Dealer shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, and Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent shall, acting in good faith and commercially reasonable manner: (i) postpone the Scheduled Final Averaging Date to the next Relevant Day in accordance with Modified Postponement (as modified herein) or (ii)

determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price in a commercially reasonable manner for such Disrupted Day based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below. In each such case, the Calculation Agent shall promptly notify Counterparty in writing of (A) circumstances giving rise to such Disrupted Day, and (B) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Relevant Day is scheduled following the date hereof, then such Relevant Day shall be deemed to be a Disrupted Day in full.

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding the foregoing, any Market Disruption Event that does not have a material impact on the ability of Dealer to transact in the Shares shall be deemed not to constitute a Market Disruption Event.

Regulatory Disruption:	In the event that Dealer concludes based on commercially reasonable means and upon the advice of counsel that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer and provided that such policies and procedures are related to legal and regulatory issues and are generally applicable hereunder and in similar situations and applied to the Transaction in a non-discriminatory manner, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act), to refrain from or decrease any market activity in connection with the Transaction in order to maintain, establish or unwind a commercially reasonable hedge position. Dealer shall, no later than the close of business on any affected day, notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	As provided in Annex B to this Confirmation.

Initial Shares:	As provided in Annex B to this Confirmation.

Settlement Date:	The Exchange Business Day that falls three Clearance System Business Days following the Valuation Date.

Settlement:	On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Discount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Shares delivered on the Initial Share Delivery Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg screen “NTCT<Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith and a commercially reasonable manner by the Calculation Agent (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”).

Discount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that neither the declaration or payment of Dividends nor the repurchases of Shares or securities convertible into Shares pursuant to the Other Transaction or in compliance with Section 6(e) shall be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent shall, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement, which adjustments shall solely be based upon changes in stock price, volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing “10%” with “25%” in the third and fourth line thereof.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, any adjustments for an Announcement Event shall be made solely pursuant to Section 9(a) below.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger

Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events: Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that it shall not constitute a Hedging Disruption if such is solely due to the deterioration of the creditworthiness of Hedging Party.

Increased Cost of Hedging:	Applicable; provided that it shall not constitute an Increased Cost of Hedging if such is solely due to the deterioration of the creditworthiness of Hedging Party.

Loss of Stock Borrow:	Applicable; provided that it shall not constitute a Loss of Stock Borrow if such is solely due to the deterioration of the creditworthiness of Hedging Party.

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable; provided that it shall not constitute an Increased Cost of Stock Borrow if such is solely due to the deterioration of the creditworthiness of Hedging Party.

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Account Details:

(a)	Account for payments to Counterparty: To be provided.

(b)	Account for delivery of Shares to Counterparty: To be provided.

(c)	Account for payments to Dealer:

Bank:	The Bank of New York Mellon
ABA#:	IRVTUS3N
Acct No.:	8901498653
Beneficiary:	Mizuho Markets Americas LLC
Routing:	021000018

(d)	Account for delivery of Shares to Dealer:

DTC 0892(Mizuho Securities USA LLC)

4.	Offices:

(a)	The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b)	The Office of Dealer for the Transaction is: New York, NY

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

NetScout Systems, Inc. 310 Littleton Road
Westford, MA 01886
Attention:	Paul M. Canavan, CFA
Sr. Director, Corporate Finance
Telephone:	(978) 614-4192
Email:	Paul.Canavan@netscout.com

with a copy to

NetScout Systems, Inc. 310 Littleton Road
Westford, MA 01886
Attention:	Anthony Piazza
Vice President, Finance and Real Estate
Telephone:	(978) 614-4286
Email:	Anthony.Piazza@netscout.com

with a copy to

NetScout Systems, Inc. 310 Littleton Road
Westford, MA 01886
Attention:	Gregory McIntosh
Sr. Director, Corporate and Securities Counsel
Telephone:	(978) 614-4331
Email:	Greg.McIntosh@netscout.com

(b) Address for notices or communications to Dealer:

Mizuho Securities USA LLC 1271 Avenue of the Americas
New York, NY 10020
Attention:	Mariano Gaut
Managing Director
Telephone:	(212) 205-7608
Email:	Mariano.gaut@mizuhogroup.com

with a copy to
Mizuho Markets Americas LLC c/o Mizuho Securities USA LLC 1271 Avenue of the Americas
New York, NY 10020
Attention:	US Equity Derivatives Notices
Telephone:	(646) 949-9531
Email:	Derivs-EQNoticesUS@mizuhogroup.com

6.	Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to the trading employees of Dealers or its affiliates (the “Trading Employees”), as set forth on Annex C hereto, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or, except for the Other Transaction described below, enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Relevant Period, unless Counterparty has provided written notice to Dealer of such “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Regulatory Disruption to occur; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(a)(B) above.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e) Without the prior written consent of Dealer (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Counterparty shall not, and shall cause its affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period; provided that, Counterparty may enter into an accelerated share repurchase transaction substantially similar to the Transaction with another dealer on the date hereof (the “Other Transaction”) so long as no “Relevant Day” under the Other Transaction is a Relevant Day hereunder. Notwithstanding the foregoing, nothing herein shall (i) limit Counterparty’s ability, pursuant to its employee incentive plan, employee stock option plan or employee stock purchase program, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in connection with the Counterparty’s compensation policies for directors, officers and employees. Further, (i) the Issuer or an “affiliated purchaser” (as defined in Rule 10b-18) may effect purchases of Shares, derivative instruments relating to the Shares or any security convertible into or exchangeable for Shares during the Relevant Period so long as they are effected through Dealer, and (ii) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the Counterparty” each being used herein as defined in Rule 10b-18), and (iii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), so long as any such purchase would not be reasonably believed by Counterparty to affect the price or trading of the Shares, in each case, without Dealer’s consent .

7.	Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 10(a) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) Counterparty has publicly disclosed that its Board of Directors approved the institution of a program for the acquisition of Shares, including via accelerated stock buyback programs.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii) Counterparty shall not declare or pay any Dividend (as defined above) to holders of record as of any date occurring prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date. In the event that Counterparty declares or pays any Dividend, Dealer may designate any Scheduled Trading Day that is a Relevant Day hereunder as an Early Termination Date with respect to the Transaction, and the Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party (any Early Termination Amount owed pursuant to this Section 7(a)(viii) will not take into account any cash Dividend declared or paid by the Counterparty).

(ix) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(xi) The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.	Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d) Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9.	Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustments based on commercially reasonable means to the Discount to account for the economic effect of the Transaction Announcement (which adjustments shall account for changes in stock price, volatility, interest rates, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Averaging Dates were fewer Scheduled Trading Days than originally anticipated). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement, provided that such day shall be a Relevant Day.

(b) “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement by Counterparty or any of its subsidiaries of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes (as stated in such announcement), an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to be completed and that, if completed, would result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Counterparty, any of its subsidiaries or any entity or affiliate or agent of such entity that has a bona fide intent to enter into or consummate the applicable Acquisition Transaction, except with respect to clause (ii) of this definition of Transaction Announcement which is limited to an announcement by the Counterparty or its subsidiaries.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer (for purposes of this definition, the definition of Tender Offer shall be read with reference therein to “10%” being replaced by “25%”), or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty (measured as of the date of the relevant Transaction Announcement) and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise); provided that, notwithstanding the foregoing, it shall not be an Acquisition Transaction if the transaction or event is solely between Counterparty and one or more of Counterparty’s wholly-owned subsidiaries, or between one or more wholly-owned subsidiaries of Counterparty and one or more of Counterparty’s other wholly-owned subsidiaries.

10.	Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Dealer would owe Counterparty the Payment Obligation and Counterparty, in its sole discretion, does not elect to require Dealer to satisfy such Payment Obligation by the Share Termination Alternative in whole, Dealer shall have the right, in its good faith and commercially reasonable discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control, Dealer shall elect the method of settlement for a Payment Obligation. Upon such Notice of Share Termination, the following provisions shall apply on the Relevant Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent in a commercially reasonable manner, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in good faith and by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(c) No Security. The parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(d) Reserved.

(e) Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(f) Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Hedging Party or the Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations, (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares, other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to Section 10(a) above and Annex A below.

(g) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its Affiliates, (i) whose senior unsecured credit rating at the time of any such transfer or assignment is greater than or equal to Dealer’s rating, or (ii) whose obligations under this Transaction are subject to a guaranty by Dealer’s ultimate parent; provided that such guaranty is reasonably acceptable to Counterparty, and provided further that, in the case of clauses (i) and (ii), Counterparty will not be required to pay or deliver more or receive less hereunder as a result of such transfer or assignment by Dealer then in the absence of such transfer or assignment, and provided further that Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to make any necessary determinations pursuant to the immediately preceding proviso.

(h) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time during the Relevant Period, the VWAP Price, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation) for three (3) consecutive Exchange Business Days.

(i) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and replacing such words with the word “material economic” and deleting the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) deleting the word “event” and replacing it with the words “corporate action by the Issuer”, and (ii) deleting the words “may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated measured solely by reference to the Counterparty’s own operations” at the end of the sentence”;

(iv) [Reserved]

(v) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(j) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k) Termination Currency. The Termination Currency shall be USD.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty and Section 10(f) hereof, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(m) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality).

(n) No Condition of Confidentiality. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o) Tax Matters.

(i) Withholding Tax Imposed on Payments to Non-US Counterparties Under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Tax Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Tax Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Tax Code or any regulations issued thereunder (an “871(m) Withholding Tax”). For the avoidance of doubt, an 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iii) Tax Documentation. For purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, and Dealer shall provide to Counterparty a valid U.S. Internal Revenue Service Form W-9, or any successor thereto (a) on or before the date of execution of this Confirmation and (b) promptly upon learning that any such tax form previously provided it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(iv) Payee Tax Representations. For purposes of Section 3(f) of the Agreement: (a) Counterparty represents that it is a corporation for U.S. tax purposes and is a U.S. person (as that term is defined in Section 7701(a)(30) of the Tax Code, and (b) Dealer represents that it is a U.S. limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, it is a Disregarded Entity of Mizuho Americas LLC, a limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, Mizuho Americas LLC has elected to be classified as a corporation.

(p) GOVERNING LAW. THIS CONFIRMATION AND THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION, THIS CONFIRMATION AND THE AGREEMENT.

(q) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION, THIS CONFIRMATION AND THE AGREEMENT.

(r) CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under section 4003(b) of the Cares Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under programs or facilities established by the Board of Governors of the Federal Reserve System, the U.S. Department of Treasury or similar governmental entity for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that neither it, nor any of its subsidiaries have applied, and throughout the term of this Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Cares Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that the Counterparty comply with any requirement to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution; provided that Counterparty may apply for any such governmental assistance if Counterparty determines based on the advice of outside counsel that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such governmental assistance based on the terms of the relevant program or facility as of the date of such advice. Counterparty further represents and warrants that the Prepayment Amount is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law, including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of this Transaction (either by specific reference to this Transaction or by general reference to transactions with the attributes of this Transaction in all relevant respects).

(s) Additional Provisions.

(i) MSUSA received or will receive other remuneration from MMA in relation to this Confirmation and each Transaction hereunder. The amount and source of such other remuneration will be furnished upon written request.

(ii) Counterparty understands and agrees that MSUSA will act as agent for both parties with respect to each Transaction and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under any Transaction. MSUSA shall have no responsibility or personal liability to Counterparty arising from any failure by MMA to pay or perform any obligations hereunder or to monitor or enforce compliance by MMA or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. MSUSA is so acting solely in its capacity as agent for Counterparty and MMA pursuant to instructions from Counterparty and MMA. Each of MMA and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of a Transaction.

(iii) Notwithstanding any provisions of the Agreement, all communications relating to each Transaction or the Agreement shall be transmitted exclusively through MSUSA at the address provided in Section 6(b) above.

(iv) MMA hereby provides notice that the Securities Investor Protection Act of 1970 does not protect Counterparty and MMA is not a member of the Securities Investor Protection Corporation.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by email to the address for Notices indicated above.

Yours sincerely,

MIZUHO MARKETS AMERICAS LLC

By: _______________________________
Name:
Title:

MIZUHO SECURITIES USA LLC, acting solely as Agent under this Confirmation

By: _______________________________
Name:
Title:

[Signature Page to the ASR Confirmation]

Confirmed as of the date first above written:

NETSCOUT SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to the ASR Confirmation]

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Electing Party:	Counterparty

Settlement Method
Election Date:	Any Exchange Business Days at least ten (10) Scheduled Trading Days prior to the Valuation Date; provided that if Dealer accelerates the Final Averaging Date pursuant to the proviso to the definition of Final Averaging Date, the Settlement Method Election Date shall be the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Net Share Settlement

Special Settlement:	Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 9 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 10(a) of this Confirmation applies.

Forward Cash Settlement
Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:	A number of Relevant Days selected by Dealer in its reasonable discretion required in order to unwind a commercially reasonable hedge position in a commercially reasonable manner, beginning on the Relevant Day immediately following the later of the Settlement Method Election Date and the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement
Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2. Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of a commercially reasonable discount percentage determined by Dealer and the absolute value of the Number of Shares to be Delivered; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the realizable and commercially reasonable market value thereof to Dealer (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent in good faith (the “Restricted Share Value”), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3. (a) All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(b) As of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size for an issuance of its size by issuers similar to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;.

(c) As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements of similar size customary for private placements of equity securities for an issuance of its size by issuers similar to Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and provide for Counterparty using best efforts to deliver documentation appropriate for a private placement of similar size by issuers similar to Counterparty, and shall provide for the payment by Counterparty of all commercially reasonable and documented out-of-pocket fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d) Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to Dealer or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Restricted Payment Shares and Make-Whole Payment Shares by Dealer (or an affiliate of Dealer).

4. If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Dealer shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner over a commercially reasonable period of time to unwind a commercially reasonable hedge position. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Dealer or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by similar issuers. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall (i) deliver to Dealer or as directed by Dealer one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to Dealer cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, Dealer shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a Special Settlement, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall promptly notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.